Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Viewtran Group, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-164699, 333-144326 and 333-125696) on Form S-8 of Viewtran Group, Inc. of our report dated May 15, 2014, with respect to the consolidated balance sheets of Viewtran Group, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income/(loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 20-F of Viewtran Group, Inc. and to the reference to our firm under the heading “Selected Financial Data” in the annual report.

/s/ KPMG

Hong Kong, China
May 15, 2014